Exhibit 99.2

NEWS RELEASE

Catalyst Biosciences Announces New Employment Inducement Grants

South San Francisco, Calif. – Apr. 20, 2016 –Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions, today announced that on April 18, 2016, the Company granted its Chief Medical Officer, Howard Levy, options to purchase an aggregate of 100,000 shares of the Company’s common stock at $1.52 per share, the closing trading price on the date of the grant. The grant was approved by the compensation committee of the Company’s board of directors. The stock options were granted pursuant to the Company’s 2016 Inducement Stock Incentive Plan, which was approved by the Company’s board of directors on April 15, 2016 under Rule 5635(c)(4) of The Nasdaq Capital Market for equity grants to induce new employees to enter into employment with the Company.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions. To date, Catalyst has focused its product development efforts in the fields of hemostasis, including the treatment of hemophilia and surgical bleeding, and inflammation, including prevention of delayed graft function in renal transplants and the treatment of dry age-related macular degeneration, a condition that can cause visual impairment or blindness. Catalyst’s most advanced program is an improved next-generation coagulation Factor VIIa variant, CB 813d, which has successfully completed a Phase 1 clinical trial in severe hemophilia A and B patients. In addition to Catalyst’s lead Factor VIIa program, Catalyst has two other next-generation coagulation factors, a Factor IX variant, CB 2679d/ISU 304, that is in advanced preclinical development, and a Factor Xa variant, that is in the advanced lead stage of development. For more information, please visit www.catalystbiociences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding the potential uses of the Company’s product candidates and the Company’s product development plans, are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential advancement of multiple clinical programs in 2015 and 2016, including anticipated clinical trials for CB 813d, and future manufacturing operations. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, the risk that trials

NEWS RELEASE

and studies may be delayed and may not have satisfactory outcomes, potential adverse effects arising from the testing or use of Catalyst’s products, the risk that costs required to develop or manufacture Catalyst’s products will be higher than anticipated, competition and other factors that affect our ability to establish collaborations on commercially reasonable terms and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Fletcher Payne, CFO	Denise Powell
Catalyst Biosciences, Inc.	Red House Consulting, LLC
650.871.0761	510.703.9491
investors@catbio.com	denise@redhousecomms.com

Source: Catalyst Biosciences, Inc.